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                                                              Exhibit 10.12

                                  June 8, 1995

Mr. Daido Mima
President
Pegasus Sewing Machine Mfg. Co., Ltd.
7-2 Sagisu 5-chome
Fukushima-ku
Osaka 553, Japan

Dear Mr. Mima:

            I refer to Section 2.2 of the Distribution Agreement made as of January 1, 1995 between Pegasus Sewing Machine Mfg. Co., Ltd. ("Pegasus") and WG, Inc. ("WG").

            This will confirm our agreement that Pegasus will make sales and shipments of Parts to WG upon payment by WG to Pegasus of cash by wire transfer to a bank designated by Pegasus. It is further agreed that Pegasus is not obligated to make any shipments of Parts until Pegasus confirms or Pegasus's bank confirms that the payment has been received.

            If you are in agreement with the above payment terms, please indicate by signing below.

                                        Very truly yours,

                                        /s/ John K. Ziegler
                                        --------------------------
                                        John K. Ziegler

Agreed to:                              Agreed to:

Pegasus Sewing Machine Mfg. Co., Ltd.   WG, Inc.

By: /s/ Daido Mima                      By: /s/ John K. Ziegler
    -------------------                     ----------------------
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                      PEGASUS SEWING MACHINE MFG. CO., LTD.


                             Distribution Agreement

                                 January 1, 1995
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                             DISTRIBUTION AGREEMENT

            This AGREEMENT is made as of January 1, 1995, between Pegasus Sewing Machine Mfg. Co. Ltd., a Japanese corporation ("Pegasus"), and WG, Inc., a Delaware (U.S.A.) corporation ("WG").

            The parties desire to continue their existing business relationship under amended contractual arrangements. To accomplish this, it is agreed that
(i) all existing contracts between the parties are hereby terminated, as provided in Section 7.1 of this Agreement; and (ii) the following new contract terms shall take effect as of this date to govern the distribution by WG in the United States of America and Puerto Rico (the "Territory") of all spare or replacement parts ("Parts") for industrial sewing machines (i.e., equipment for industrial use which either is a sewing machine or incorporates a sewing machine as a part thereof) and related accessories and attachments manufactured or sold by Pegasus and its Affiliates ("Products").

            1. Appointment

            1.1 Subject to the terms and conditions of this Agreement, Pegasus grants to WG the right to import, promote and sell Parts in the Territory. Such right shall be exclusive except for:

                  (i) Sales or deliveries of Parts to Pegasus Corporation of
            America ("PCA") or any Affiliate of Pegasus but only to the extent that such Parts are conversion Parts (designed to convert industrial sewing machines from one design-dependent or special design sub-class to another) . Conversion Parts may be acquired from WG or from any other source. If acquired from WG, conversion Parts shall be sold as provided in Section 4.3.

                  (ii) Parts sales by PCA in accordance with Section 4.2.

                  (iii) Sales or deliveries of Parts for automatic machines
            to PCA or any Affiliate of Pegasus.

For purposes of this Agreement, an "Affiliate" of a person shall mean any person who owns, is owned by or is owned by any owner of such person. For purposes of this definition, a person owns: (i ) a corporation when more than 50 % of the outstanding voting shares or total outstanding shares is owned directly or indirectly by the person; or (ii) a partnership, trust or other entity when the person controls such entity or has any equity interest therein greater than 50%.

            1.2 Except for used machines, during the exclusive term of this Agreement WG and its Affiliates shall not engage in the distribution in the Territory ( or any area outside the Territory where WG has rights to sell the Products ) of industrial sewing equipment that competes with Products.
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                                                                               2


            1.3 During the exclusive term of this Agreement the Sunbrand Division of WG will not sell parts in the Territory for the Products other than Parts manufactured by Pegasus.

            2. Terms of Sale

            2.1 Pegasus shall provide WG such technical assistance and such printed material ( including operating and service manuals and sales literature ) as may be reasonably required by WG in the promotion, sale and servicing of Parts. The cost of such technical assistance and printed material shall be borne by WG.

            2.2 WG shall purchase Parts at prices set by Pegasus F.O.B. Osaka or Kobe. Prices are subject to change from time to time by Pegasus on 60 days' written notice prior to the effective date of any such change. Price changes shall apply to orders submitted before the expiration of the 60-day period, if delivery is scheduled to take place after such period expires. In any event, however, during the non-exclusive term hereof, Pegasus shall afford to WG prices and other terms which are no less favorable to WG than those afforded by Pegasus or any Affiliate to any other purchaser ( including any Pegasus Affiliate) of Parts intended for the Territory. All sales by Pegasus to WG shall be delivered against sight irrevocable letters of credit unless the parties shall agree in writing to such other payment terms.

            2.3 Pegasus hereby extends to WG Pegasus' standard warranty with respect to Parts. Pegasus disclaims, both under this Agreement and in connection with any sales pursuant hereto, all express and implied warranties, including any warranties of merchantability and fitness for purpose, other than those express warranties specifically stated in Pegasus' then current standard warranty, and Pegasus further excludes all remedies other than those specifically set forth in such standard warranty. Under all circumstances special consequential, punitive, and all other similar damages are excluded. Pegasus' standard warranty shall incorporate the substance of the preceding two sentences. WG agrees that it shall not give any warranty or remedy in regard to Parts that is any longer in duration or broader in scope than such Pegasus' warranty without the prior written approval of Pegasus.

            3. Trademarks, Tradenames and Patents

            3.1 Pegasus grants to WG the right and license to use in the Territory without right of sublicense, all of the following now or hereafter during the term of this Agreement owned or possessed by Pegasus and its
Affiliates:

                  (i) all trademarks that are used in the manufacture, promotion or sale of Parts ("Trademarks");

                  (ii) the tradenames that are used in the manufacture,
            promotion or sale of Parts ("Tradenames"); and

                  (iii) all patents and patent applications relating to the
            manufacture, use or sale of Parts ("Patents");
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                                                                               3


but only for the purpose of importing, promoting and selling Parts in the Territory and for no other purpose. The foregoing shall not constitute an assignment of the Trademarks, Tradenames or Patents.

            3.2 WG may place the Trademarks and Tradenames on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion, sale and servicing of Parts in the Territory.

            4. Compensation and Sales to Pegasus

            4.1 WG shall pay to PCA with respect to any calendar year during the exclusive term of this Agreement a commission equal to 10 % of WG's total net sales of Parts to end-users and 2.5 % of WG's total net sales to dealers ( excluding sales of Conversion Parts to PCA and sales of Parts in accordance with
Section 4.2 ) under this Agreement. Payment of commissions shall be a minimum of $ 125,000 per calendar quarter commencing January 1,1995. If commissions for the calendar year exceed $ 125,000 per quarter, such excess commissions will be paid by WG no later than February 15 of the following calendar year. If commissions for the calendar year are less than $ 125,000 per quarter, such deficiency shall be carried forward and applied as a credit against excess commissions for subsequent calendar years. Any deficiency still outstanding at the time the exclusive term of this Agreement expires or is terminated for any reason will not be refunded to WG but rather will be deemed earned by PCA as a minimum commission.

                  (i) Payments shall be made quarterly within 20 days after the end of each calendar quarter. Such commission shall be subject to reduction pursuant to Section 4.2.

                  (ii) For purposes of this Section 4.1, net sales shall be
            computed net of discounts to be deducted ( other than discounts to be deducted from commissions pursuant to Section 4.2 ), allowances, credits and returns and without consideration of any charges for taxes, freight, shipping costs, import duties or the like.

            4.2 At PCA's request, WG shall sell Parts to PCA at WG's cost plus 40 %. PCA shall pay WG the cost plus 40 % within 45 days. WG shall ship and bill such Parts directly to the end-user or dealer under PCA's name. The receivable thereby created and all credit risk and collection responsibility with respect thereto shall be PCAs' . The amount of any discount from WG's list price shall be deducted from the commission payable under Section 4.1 except to the extent PCA and WG shall agree to a dealer discount schedule ( where PCA sells to dealers ). The parties shall discuss WG's list prices twice a year (and in special circumstances on request); but such prices shall be WG's sole prerogative.

            4.3 Conversion Parts (as described in clause (i) of Section 1.1) shall be sold by WG at WG's cost plus an amount equal to 2 % of such cost, on the 45-day terms referred to in Section 4.2. Customer-rejected Conversion Parts returned to WG shall be repurchased by WG at WG's cost less an amount equal to 2 % of such cost, on such 45-day terms, provided such
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                                                                               4


Conversion Parts are not obsolete and provided that, to the extent WG's inventory supply of any Part, based upon average monthly sales of such Parts over the preceding l 8 months, exceeds 36 months, than the aggregate amount WG shall be required to pay in any calendar year upon repurchases of such excess supply (and such excess supply of any other Part) shall not exceed $15,000 (which $15,000 limit shall be increased for any calendar year by an amount which is in the same ratio to $15,000 as the ratio of the number of Pegasus Machines sold during the year in excess of 11,000 to 11,000).

            4.4 WG will agree at Pegasus request to supply end-users with up to a total for all customers of $100,000 of consignment inventory. Consignment inventory requested by Pegasus over $ 100,000 will be financed by Pegasus by extending credit terms to WG in excess of normal terms to the extent of 50 % of the amount over $ 100,000.

            4.5 At the end of each calendar quarter Pegasus will supply to WG and WG will supply to Pegasus written reports of sales of Parts and Products in the territory.

            5. Termination

            5.1 This Agreement shall continue in full force and effect on an exclusive basis until December 31,1996. It shall automatically be renewed on such exclusive basis for successive periods of two years each, unless one of the parties to this Agreement gives written notice of termination to the other at least one year prior to the expiration of said initial period or any successive two-year period, whichever is applicable.

            5.2 Pegasus shall have the right to declare this Agreement non-exclusive (if not then non-exclusive) upon 30 days prior written notice given within 120 days after the end of any calendar year ending after January 1, 1994, if in the calendar year in question WG failed to purchase Parts having an aggregate purchase price (computed in yen), based upon the invoice price set forth on the invoice from Pegasus to WG (without consideration of any charges for taxes, freight, shipping costs, import duties; or the like), equal to at least 20% of the average annual amount of purchases of Products (excluding automatic machines) by PCA or predecessor company (computed in yen) based upon the invoice price of such Products (without consideration of any charges for taxes, freight, shipping cost, import duties, or the like, and using the same concept of invoice price as used in determining the aggregate purchase price of Parts) as invoiced by Pegasus or any Affiliate of Pegasus to PCA for sale or use in the Territory, for the seven full calendar years ended immediately preceding the calendar year in question. For purposes of this Section 5.2:

                  (i) Parts purchased during a calendar year shall mean Parts actually invoiced by Pegasus and its Affiliates during such year plus Parts on order as of October 1 of such year but not delivered during the year, provided, however, that such ordered but not delivered Parts shall not be included in the calculation of purchases the following year.

                  (ii) If purchases of Parts by WG during the calendar year
            immediately preceding the calendar year in question exceeded the amount of purchases
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                                                                               5


            required for such year in order to meet the aforesaid 20 % minimum of average purchases of Products, the amount of such excess may be carried forward and applied as a credit against the purchase requirement for the calendar year in question but no subsequent calendar year.

                  (iii) Parts purchased or ordered prior to January 1, 1995
            under this Agreement as previously in effect shall be counted for purposes of meeting the minimum aggregate purchase provisions of this Section 5.2

            5.3 Upon expiration or termination of the exclusive term of this Agreement pursuant to Section 5.l or Section 5.2, however, this Agreement shall continue thereafter on a non-exclusive basis until the later of the following dates: (i) the third anniversary of the date of termination of such exclusive terms; or (ii) until December 31, 2000.

            5.4 This Agreement may be terminated by the aggrieved party immediately upon written notice to the other ("Defaulting Party") in the event that after the date hereof:

                  (i) The Defaulting Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after giving of notice thereof to the Defaulting Party; or

                  (ii) The Defaulting Party is unable to meet its debts as they fall due or enters into liquidation or dissolution or becomes bankrupt or insolvent, or if a trustee or receiver is appointed for such party, whether by voluntary act or otherwise, or if any preceding is instituted by or against such party under the provisions of any bankruptcy act or amendment thereto which results in the entry of an order for relief against it which is not stayed or remains undismissed for a period of 60 days, or if it enters into a voluntary arrangement with its creditors.

            5.5 Upon termination of both the exclusive and non-exclusive terms of this Agreement, Pegasus is entitled to restrict or even stop entirely deliveries of Parts to WG, including deliveries on orders already received at the time of notice of termination. However, Pegasus is required to make Parts available to WG in order to enable WG to maintain its own delivery commitments existing before termination becomes effective subject to proof being given by WG to Pegasus.

            5.6 Upon termination of both the exclusive and non-exclusive terms of this Agreement, all of WG's rights with respect to the Trademarks shall immediately cease, and Pegasus shall repurchase all useable advertising and printed matter made available by it to WG. WG shall have no further right to use the designation "Pegasus" in any manner.

            5.7 Neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the legal and contractual arrangement established hereunder, after termination of this Agreement in accordance with this Article 5. Both parties recognize the necessity of making expenditures in performing and in preparing to perform this Agreement. The parties nevertheless agree that neither party shall be liable to the other for termination of this
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                                                                               6


Agreement in accordance with this Article 5, including, but not limited to, for loss or damage due to investments, leases and sales, and advertising and promotional activities, whether incurred in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

            6. Non-Competition

      Subject to the exceptions contained in Section 1, during the exclusive term of this Agreement Pegasus and its Affiliates shall not directly or indirectly (by equity or management participation, beneficial ownership, contract arrangement or otherwise) contribute to, participate in or furnish material goods or information for the selling, offering for sale or distribution of Parts in the Territory, and shall each use its best efforts to prevent any such sale, offer or distribution, other than by WG. Without limitation, Pegasus and its Affiliates shall not so contribute to, participate in, or furnish material goods or information for the selling, offering for sale or distribution of Parts for industrial sewing machines in the Territory other than under one of the Trademarks

            7. Miscellaneous Provisions

            7.1 In addition to termination of existing contracts between Pegasus and WG all existing contracts between Pegasus or any Pegasus Affiliate (on the one hand) and WG or any WG Affiliate (on the other hand) are hereby terminated. Such terminations shall be without liability of any party to any other party . Notwithstanding the foregoing, ordinary commercial dealings such as those involving the sale, purchase or delivery of Parts or payment therefor, uncompleted at the date hereof, shall be completed in accordance with the parties' regular trade practices.

            7.2 Neither of the parties hereto shall be responsible for or liable to the other party for any damages or loss of any kind, directly or indirectly resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble ( whether or not due to the fault of either party), requirements or acts of any government or subdivision thereof, mechanical breakdown or any other cause beyond the reasonable control of the party. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.

            7.3 All notices, request, demands and other communications hereunder shall be in writing and shall be given by delivery against receipt, by facsimile transmission, by telex or by registered or certified airmail, postage prepaid, addressed as follows, or to such other address or person as a party may designate by notice to the other party hereunder:

(i)   If to WG to:                      (ii)  If to Pegasus, to:

      WG, Inc.                                Pegasus Sewing Machine Mfg. Co.,
      900 Miik Avenue                         Ltd.
      Carteret                                7-2 Sagisu 5-chome
      New Jersey 07008                        Fukushima-ku
                                              Osaka 553, Japan
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Communications hereunder by facsimile transmission or telex shall be deemed given at the time of transmission and communications hereunder by airmail shall be deemed given ten days after the date of registration or certification.

            7.4 This Agreement shall be governed by the laws of the State of New York.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.



                                    Pegasus Sewing Machine Mfg. Co., Ltd.



                                    By:  /s/ Daido Mima
                                         -------------------------

                                    WG, Inc.



                                    By:  /s/ John K. Ziegler
                                         -------------------------